Exhibit 10.2

CONSULTING AGREEMENT

Sumant Sridharan, an individual (“Consultant”), and CafePress Inc., a Delaware corporation (“Company”), enter into this Consulting Agreement (the “Agreement”), effective January 12, 2015 (the “Effective Date”):

WHEREAS, Consultant resigned as an employee and officer of Company effective as of close of business on January 9, 2015 (the “Transition Date”), pursuant to the terms of a Transition Agreement and Release with the Company dated January 9, 2015 (the “Transition Agreement”); and

WHEREAS, pursuant to the Transition Agreement, Consultant agreed to transition immediately after the Transition Date into the role of consultant and provide consulting services in accordance with the terms of this Agreement;

NOW, THEREFORE, Consultant and Company agree as follows:

1.     Services and Payment. Consultant agrees to undertake and complete the “Services”, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A.

2.     Mitigation. During the Term (as defined in Exhibit A), Consultant shall in good faith seek full-time employment. If requested, Consultant shall be required to show evidence of such job search activities. Consultant shall notify the Company of any employment offers received during the Term.

3.     Proprietary Information. Consultant agrees that all business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination of this Agreement and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

4.     Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this

Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow his to provide the Company with the assignments and rights provided for herein.

5.     Non-Competition and Conflict of Interest; Former or Conflicting Obligations.

a.     During the Term, Consultant shall not, directly or indirectly, without the prior written approval of the Company, act in any capacity for, be employed by, provide services to, or contract with any the following competitors of the Company: Zazzle, Inc., Spreadshirt, Inc., Custom Ink, Red Bubble Inc. and Shutterfly, Inc. During the Term, Consultant further agrees not to engage in any activity which might reasonably create a conflict of interest between himself and the Company or which might reasonably and adversely affect his judgment with respect to the business of the Company.

b.     Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the Transition Date. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof. Consultant also agrees to abide by his obligations under the Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) as a consultant even though Consultant is no longer an employee of Company. However, nothing in this Agreement extends the term or scope of the Proprietary Agreement beyond its own terms.

6.     Termination.

a.     This Agreement will automatically terminate on the last day of the term specified on Exhibit A. Prior to such date, either party may terminate this Agreement with or without cause upon ten days’ prior written notice to the other party. If this Agreement is terminated by the Company prior to June 30, 2015, other than by reason of a breach by Consultant of the terms of this Agreement, the Transition Agreement or the Proprietary Agreement, then Consultant shall be entitled to the remedies specifically identified on Exhibit A.

b.     Sections 3 through 10 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration

7.     Independent Contractor; No Employee Benefits. Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A. Consultant’s termination of employment pursuant to the Transition Agreement will constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code, and all payment hereunder shall be treated as separate installments for purposes of Section 409A.

8.     Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. The Company may assign its rights and obligations under this agreement in whole or part to any successor to all or substantially all of the business and/or assets of the Company.

9.     Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Consultant, mailed notices shall be addressed to his at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.     Miscellaneous. Any breach of Section 3 or 4 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement, together with the Transition Agreement, constitutes the entire agreement between Consultant and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between Consultant and the Company regarding the subject matter of this Agreement. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

IN WITNESS WHEREOF:

CONSULTANT	CAFEPRESS INC.

/s/ Sumant Sridharan	By	/s/ Garett Jackson
Sumant Sridharan		Name: Garett Jackson
Title: Chief Financial Officer
Address:

EXHIBIT A

1.	Term: Effective Date through September 30, 2015, or such earlier date of termination pursuant to Section 6 of the Agreement.

2.	Services and Cash Compensation: During the initial period from the Effective Date through June 30, 2015 (“Initial Term”), Consultant will provide consulting services as requested by the Chief Marketing Officer (“CMO”), for shall be available for up to 30 hours per week. The “Services” shall include:

Support recruitment and onboarding of Director of Retail

Support recruitment and onboarding of SEO Manager

Support recruitment and onboarding of Feeds Manager

Development of Paid Facebook Advertising Program and Strategy

Scope New Feeds Management Platform Strategy

Development of Display Marketing Program and Strategy

and any other projects deemed required by the CMO.

Consultant will be compensated for such services at the rate of $18,000 per month, payable monthly in arrears. (Consultant will receive cash compensation for January on pro rata basis covering only that portion of the month after the Effective Date.) If Consultant has continued in good faith to seek full-time employment as set forth in Section 2 of the Agreement, and has not rejected any commercially reasonable employment offers of reasonably comparable compensation, his Services as a consultant may be extended beyond the Initial Term pursuant to the written approval of the CMO, but in no circumstances beyond September 30, 2015 (the “Extended Term”); provided, however, that Consultant’s cash compensation for Services during the Extended Term will be at the rate of $14,000 per month, payable monthly in arrears.

3.	Time and Location. Company shall render the Services hereunder at such times and locations as shall be mutually agreed by Consultant and the CEO. Consultant shall be required to come into the Company’s offices in San Mateo, CA at the request of the CMO. Company shall provide reasonable advance notice of the Services to be requested to accommodate Consultant’s interview and job search schedule.

4.	COBRA. In addition to the cash compensation described in Section 2 above, Consultant will receive reimbursement of his premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) during the Initial Term. For the sake of clarity, COBRA premiums will not be reimbursed for Services during the Extended Term.

5.

Equity. In addition to the cash compensation and COBRA benefits described in Sections 2 and 4 above, the only consideration due Consultant shall be the continued vesting (and, if applicable, exercisability) of restricted stock units and stock options during the Initial

Term, in each case subject to and in accordance with the terms and conditions of the Transition Agreement (including the waiver of any right to accelerated vesting) and the applicable restricted stock unit or stock option agreement. For the sake of clarity, vesting of equity awards will not continue during the Extended Term; provided, however, that to the extent otherwise permitted under the applicable stock option agreement, stock options will remain exercisable during the period that Consultant continues to provides Services during the Term, including the Extended Term, and during the post-termination of service exercise period specified in the applicable stock option agreement (but not beyond the original term of the stock option).

6.	Termination. If this Agreement is terminated by Company prior to the end of the Initial Term, other than by reason of a breach by Consultant of the terms of this Agreement, the Transition Agreement or the Proprietary Agreement, Company will continue to pay Consultant the cash compensation described in Section 2 above through September 30, 2015, and thereafter shall have no obligation to Consultant under this Agreement. If Consultant terminates this Agreement for any reason, or if Company terminates this Agreement (a) during the Initial Term by reason of a breach by Consultant of the terms of this Agreement, the Transition Agreement or the Proprietary Agreement, or (b) during the remainder of the Term after June 30, 2015, for any reason, Company will have no further obligation to Consultant under this Agreement.

7.	Conditions. The consideration described in this Exhibit A will be subject to Consultant’s continued Services and compliance with this Agreement (including this Exhibit A) and the Transition Agreement and the Proprietary Agreement.

8.	Expenses. Consultant may incur expenses only upon prior written approval of the CMO. Expenses incurred in performing the requested Services, including for pre-approved travel, will be reimbursed by the Company in accordance with the Company’s then-current expense reimbursement policy.

9.	Limitation of Liability. The Company agrees that Consultant will have no liability to the Company arising out of the rendering of the Services pursuant to this Agreement in excess of the aggregate amount of any consideration paid to Consultant under this Agreement except to the extent that such liability results from fraud or willful misconduct of Consultant.

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